ARROW LOGO
                                                                                                INTERNAL CORRESPONDENCE

ARROW ELECTRONICS, INC.

TO:                                                      FROM:

                                                         LOCATION:  Melville

DATE:                                                    PHONE:     (631)847-5760

                                                         FAX:       (631)847-4379

SUBJECT:      STOCK OPTION AGREEMENT

     On __________________ the Board of Directors authorized the grant to you of a stock option to purchase ______ shares of Arrow common stock at a price of _______ per share under the Arrow Electronics, Inc. Stock Option Plan (the "Plan"), as evidenced by the accompanying Award Certificate. Please be aware of the following:

1.   Your stock option will vest in accordance with the Vesting Schedule shown on the Award Certificate, so long as you remain a full-time employee through the vesting dates (except for certain instances specified in the Plan which will cause immediate vesting).

2.   Your stock option will vest in accordance with the Vesting Schedule shown on the Award Certificate, so long as you remain a full-time employee through the vesting dates (except for certain instances specified in the Plan which will cause immediate vesting).

3.   Your stock option is generally exercisable only while you are an Arrow employee. The Plan does provide, however, for extended exercise periods if your employment ends as a result of retirement, disability, death, or (in the sole discretion of the Committee that administers the Plan) a reduction in force, restructuring, or similar circumstance.

4.   Your stock option will expire in ten years after the Grant Date shown on the Award Certificate and any portion not exercised within ten years will be forfeited.

5.   This Stock Option Agreement and the accompanying Award Certificate summarize your stock option and the Plan (copies of which are available upon request), but they do not expand your rights or create new rights under the Plan.

6.   By accepting this stock option, you confirm your present intention to remain in the employ of Arrow or one of its subsidiaries for at least once year.

7.   Neither the authorization by the Board of Directors of your stock option nor this Stock Option Agreement modifies in any way the terms of your employment with Arrow.

     In order to accept your award, you must sign one copy of this Stock Option Agreement and return it to me at Arrow's corporate headquarters, 50 Marcus Drive, Melville, NY, 11747, by April 10, 2003. By doing so, you agree to accept the stock option, subject to the terms of this Stock Option Agreement, the Award Certificate, and the Plan, (each of which is incorporated in, and made part of, this agreement). If you do not sign and return this Stock Option Agreement by the date indicated, your Restricted Stock Award will be forfeited.

ARROW ELECTRONICS, INC.                                     ACCEPTED BY:

By: /s/ Peter S.Brown                                       _________________________________
    Peter S. Brown
    Senior Vice President
      and General Counsel